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                                                                    EXHIBIT 23.1

   We have issued our report dated November 7, 2000, accompanying the consolidated financial statements of MindArrow Systems, Inc. and Subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

Grant Thornton LLP

Reno, Nevada
December 27, 2000